Exhibit 10.24

SEVENTH AMENDMENT

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of October 20, 2003, and effective as of September 29, 2003, and entered into by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a corporation organized and existing under the laws of the state of Delaware (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), and amends that certain Second Amended and Restated Credit Agreement dated as of January 30, 1998, by and between the Borrower and the Bank (the Second Amended and Restated Credit Agreement, as amended prior to the date hereof, is hereinafter referred to as the “Existing Credit Agreement”).

W I T N E S S E T H :

WHEREAS, the Borrower and the Bank entered into the Existing Credit Agreement; and

WHEREAS, upon the request of the Borrower, the Bank has agreed to modify the Existing Credit Agreement, all as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Section 1.01 Amendments to Section 1.1 of the Existing Credit Agreement.

(a) The following defined terms and the definitions therefor are hereby added to Section 1.1 of the Existing Credit Agreement and inserted in correct alphabetical order:

Account Debtor: Any Person who is or may become obligated under or with respect to an Account.

Borrowing Base: The sum of (i) 70% of the book value of the Borrower’s and Dunkirk’s Qualified Accounts, plus (ii) 40% of Value of the Borrower’s and Dunkirk’s Qualified Inventory; provided, however that the principal amount of all credit extended hereunder against Qualified Inventory shall not exceed at any time the lesser of (x) $3,250,000 plus 50% of the outstanding Term Loan or (y) 50% of the Borrowing Base. The advance percentages shown above may be modified by the Bank from time to time in its sole discretion, as a result of the audit and appraisal described in Section 2.1a or otherwise. In addition, the Borrowing Base shall be reduced by the amount then outstanding under the Borrower’s $15,000,000 Amended and Restated Term Note dated December 31, 1998 (currently, approximately $4,400,000).

Borrowing Base Certificate: A borrowing base certificate substantially in the form of Exhibit “A” to the Seventh Amendment which has been executed by an Authorized Officer and delivered to the Bank.

Dunkirk: Dunkirk Specialty Steel, LLC, a Delaware limited liability company and subsidiary of Borrower and Guarantor of the Indebtedness issued hereunder.

Outstanding Revolving Credit Amount: The sum of the aggregate principal amount of outstanding Loans, plus the aggregate Stated Amounts of all outstanding Letters of Credit, including any unreimbursed draws on Letters of Credit which have not yet been converted to Loans.

Qualified Account: Any Account of the Borrower or Dunkirk which the Bank, in its sole discretion exercised in good faith, determines to have met all of the following requirements, which requirements may be revised by the Bank in its sole discretion exercised in good faith from time to time after giving prior notice to the Borrower:

(i) The Account represents a complete bona fide transaction for goods sold or services rendered (including conversion services rendered but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) which requires no further act under any circumstances on the part of the Borrower or Dunkirk to make such Account payable by the Account Debtor;

(ii) The Account arises from an arm’s-length transaction in the ordinary course of the Borrower’s or Dunkirk’s business between the Borrower or Dunkirk and an Account Debtor which is not (A) an Affiliate or Subsidiary of the Borrower or Dunkirk, (B) a Person controlled by a Subsidiary or Affiliate of the Borrower or Dunkirk, (C) an officer, director, stockholder or employee of the Borrower or Dunkirk or (D) a member of the family of an officer, director, stockholder or employee of the Borrower or Dunkirk;

(iii) The Account shall not (A) be or have been unpaid more than 120 days from the original invoice date, or (B) be payable by an Account Debtor (1) more than 50% of whose Accounts (in Dollar value) are not deemed Qualified Accounts or (2) whose Accounts constitute 15% or more of the aggregate amount of all outstanding Accounts unless such Account Debtor is specifically identified on Schedule 5.2 hereto. Such Schedule 5.2 may be revised from time to time in accordance with Section 5.2i hereof. In no event shall Accounts of any Account Debtor listed on Schedule 5.2 exceed 40% or more of the aggregate amount of all outstanding Accounts. When applying the tests set forth in clause (2)

immediately above and the immediately preceding sentence, only those Accounts which exceed by Dollar value the respective percentage thresholds shall not be Qualified Accounts;

(iv) The goods the sale of which gave rise to the Account (A) were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a consignment sale basis, a guaranteed sale basis, a sale-or-return basis or on the basis of any other similar understanding or (B) were provided to the Account Debtor on a bill and hold basis; provided that the aggregate of all such bill and hold Accounts which shall be Qualified Accounts shall not at any time exceed $1,000,000, and no part of such goods has been returned or rejected;

(v) The Account is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment;

(vi) The Account Debtor with respect to the Account (A) is Solvent, (B) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on his or its business, operations or properties, (C) has not made an assignment for the benefit of his or its creditors, (D) has not suspended business, dissolved or consented to or suffered the appointment of a receiver, trustee, liquidator or custodian for him or it or for all or a significant portion of his or its assets or affairs and (E) is not, in the sole discretion of the Bank exercised in good faith, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of the Borrower or Dunkirk or the Bank with such Account Debtor or the unsatisfactory reputation of such Account Debtor);

(vii) The Account Debtor is not located outside of the continental United States of America, unless the Borrower or Dunkirk has delivered to the Bank any or all letters of credit and/or cash against documents relating to such Account or evidence of insurance, as requested by the Bank and deemed adequate and acceptable by the Bank;

(viii) The Account Debtor is not the government of the United States of America, or any Governmental Authority thereof, unless the Assignment of Claims Act of 1940 (31 U.S.C §3727 et seq.), as amended from time to time, or applicable similar or successor legislation, has been fully complied with to the Bank’s satisfaction so that the Bank has a valid, perfection first priority lien and security interest in such Account;

(ix) The Account is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor, and the Account is not otherwise subject to any right of setoff to the extent of any of the foregoing, and no facts or circumstances exist which may provide a basis for any of the foregoing; provided, however, to the extent that such Account is subject to an allowance adjustment or reduction in an amount that does not exceed 35% of such Account, such Account shall be a Qualified Account in an amount equal to such Account, less such allowance, adjustment or reduction;

(x) The Account is subject to a valid, perfected first priority lien and security interest in favor of the Bank and is not subject to any other Encumbrance whatsoever;

(xi) The Account is evidenced by an invoice or other documentation in form acceptable to the Bank and arises from a contract which is in form and substance satisfactory to the Bank;

(xii) The Borrower and Dunkirk has observed and complied with all Governmental Rules of the state in which the Account Debtor is located or the Account is payable, which laws, if not observed and complied with, would deny to the Borrower or Dunkirk access to the courts of such state;

(xiii) The Account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(xiv) The goods or services giving rise to the Account were not, at the time of sale thereof, subject to any Encumbrance except a first priority lien and security interest in favor of the Bank;

(xv) The Account is payable in freely transferable Dollars;

(xvi) The Borrower or Dunkirk has not made any agreement with the Account Debtor for any deduction therefrom, except agreements relating to (A) discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account and (B) discounts or allowances permitted by item (ix) of this definition;

(xvii) The Borrower or Dunkirk has not made any agreement with the Account Debtor to extend the time of payment of such Account;

(xviii) The Account does not arise from a retail sale of goods to a Person who is purchasing the same primarily for personal, family or household purposes;

(xix) No covenant, representation or warranty contained in this Agreement or any of the other Loan Documents with respect to such Account has been breached; and

(xx) The Account would not be disqualified for any other reason generally accepted in the commercial finance business.

In addition to the foregoing requirements, Accounts of any Account Debtor which are otherwise Qualified Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Bank’s good faith estimate of any contingent liabilities) owing by the Borrower or Dunkirk to such Account Debtor, which accounts payable are known as “contras”.

Qualified Inventory: Any Inventory of the Borrower or Dunkirk which the Bank, in its sole discretion exercised in good faith, determines to have met all of the following requirements, which requirements may be revised by the Bank in its sole discretion exercised in good faith from time to time after giving prior notice to the Borrower:

(i) The Inventory is either (A) finished goods, (B) work-in-process, or (C) raw materials, including but not limited to scrap metals and alloys; but excluding in all cases Inventory which (1) consists of steel rolls or ingot molds used in the processing of steel; or (2) has been shipped, delivered, provided to, purchased or sold by the Borrower or Dunkirk on a bill-and-hold basis, a consignment sale basis, a guaranteed sale basis, a sale-or-return basis, or any other similar basis or understanding other than an absolute sale;

(ii) The Inventory (A) is located in the continental United States at the premises listed on Schedule 1 to the Security Agreement and, for each of such premises which are leased by the Borrower or Dunkirk as tenant, a duly executed Landlord’s Waiver satisfactory to the Bank has been executed by the landlord, delivered to the Bank and (B) is not in transit or, if the Inventory is in transit, the Bank has determined in its sole discretion that the Bank has a valid, perfected first priority lien and security interest in such Inventory; provided, however, that in no event will the Bank advance in excess of $1,000,000 at any one time outstanding on Inventory in transit;

(iii) Except as set forth in Schedule 1 to the Security Agreement, the Inventory is not stored with a third party processor, bailee, warehouseman, consignee or similar party;

(iv) The Inventory is not packaging material or supplies, unless such materials or supplies have already been incorporated into the finished goods;

(v) The Inventory is subject to a valid, perfected first priority lien and security interest in favor of the Bank and is not subject to any other Encumbrance whatsoever;

(vi) The Inventory meets all applicable standards imposed by any Governmental Authority;

(vii) None of the Inventory, the manufacturing of which is subject to such laws, has been manufactured in violation of any Federal minimum wage or overtime laws, including without limitation the Fair Labor Standards Act, 29 U.S.C. §215(a)(1) or any similar or successor legislation;

(viii) No covenant, representation or warranty contained in this Agreement or any of the other Loan Documents with respect to such Inventory has been breached; and

(ix) The Inventory is not, and should not be, disqualified for any other reason generally accepted in the commercial finance business.

Seventh Amendment: The Seventh Amendment to Second Amended and Restated Credit Agreement entered into by and between the Borrower and the Bank and dated as of October 20, 2003, and effective nunc pro tunc as of September 29, 2003.

Seventh Amendment Effective Date: This term shall have the meaning given to it in Section 3.02 of the Seventh Amendment.

Value: When used in the context of the Borrower’s and Dunkirk’s Qualified Inventory, shall mean the lower of cost (determined on a first-in-first-out basis) or market.

(b) The following defined terms and the definitions therefor are hereby amended and restated in their entirety as follows:

Consolidated Total Indebtedness: The Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis, net of excess cash balances, all as determined in accordance with GAAP consistently applied. Any reference herein to the term “Consolidated Indebtedness” shall have the same meaning as “Consolidated Total Indebtedness” set forth herein.

Revolving Credit Commitment: The obligation of the Bank to make available to the Borrower an amount which, when added to the aggregate Stated Amounts of all Letters of Credit, (including any unreimbursed draws on Letters of Credit which have not yet been converted to Loans) does not exceed the lesser of (i) $6,500,000 or (ii) the Borrowing Base.

Section 1.02 Amendment to Subsection 2.1 of the Existing Credit Agreement. Subsections 2.1a and 2.1b of the Existing Credit Agreement are hereby amended and restated to read as follows:

2.1 Revolving Credit Commitment.

2.1a Loans. The Bank agrees, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to borrow, repay and reborrow, from the date hereof until the Revolving Credit Termination Date, an aggregate principal amount which, together with the aggregate Stated Amounts of all outstanding Letters of Credit, including any unreimbursed draws thereunder which have not been converted to Loans, shall not exceed the lesser of $6,500,000, or the Borrowing Base in the aggregate at any one time outstanding. In the event of any advance under the Revolving Credit Commitment, the Bank may, at its option, conduct an audit and appraisal of the Borrower’s Accounts and Inventory (at the sole cost of the Borrower) to evidence compliance with the Borrowing Base and modify, in the Bank’s sole discretion, the advance rates for borrowing against Qualified Accounts, Qualified Inventory, or both.

2.1b Mandatory and Voluntary Reductions of Revolving Credit Commitment.

(i) Borrowing Base. In the event that at any time either the Bank’s Loan Account or the Borrowing Base Certificate (in the form of Exhibit “A” to the Seventh Amendment) most recently delivered by the Borrower to the Bank shows that the Outstanding Revolving Credit Amount exceeds the Borrowing Base, the Borrower shall repay, simultaneously with the delivery of any such Borrowing Base Certificate to the Bank or upon demand by the Bank, whichever is earlier, an amount which is sufficient to reduce the aggregate outstanding principal amount of Loans so that, after such payment, the Outstanding Revolving Credit Amount does not exceed the Borrowing Base.

(ii) Voluntary Reductions. Upon at least ten Business Days’ prior written notice to the Bank, the Borrower may from time to time permanently reduce the Revolving Credit Commitment, and, to the extent of such reduction, the portion of the Revolving Credit Commitment shall no longer be available for borrowing. Simultaneously with any such voluntary permanent reduction, the Borrower shall make a payment of the outstanding Loans equal to the excess, if any, of (A) the Outstanding Revolving Credit Amount over (B) the lesser of (i) the Revolving Credit Commitment, as so reduced, and (ii) the Borrowing Base. Each such reduction shall be in a minimum principal amount of $500,000 or, if in excess of $500,000, in integral multiples of $250,000. Notice of a reduction, once given, shall be irrevocable.

(iii) Application of Payments. Any and all Revolving Credit Commitment reductions or mandatory or voluntary prepayments made pursuant to any particular item of this Section 2.1b shall be made in addition to, and not in lieu of, any and all Revolving Credit Commitment reductions and mandatory and voluntary prepayments required to be made pursuant to any other item of this Section 2.1b. All such mandatory and voluntary prepayments shall be accompanied by all accrued and unpaid interest thereon, and all amounts due pursuant to Section 2.4, if any.

Section 1.04 Amendment to Subsection 5.2 of the Existing Credit Agreement. Subsection 5.2 of the Existing Credit Agreement is hereby amended to insert new Subsections 5.2h, 5.1i, 5.2j and 5.2k as follows:

5.2h Borrowing Base Certificate. On the Seventh Amendment Closing Date and thereafter no later than the fifteenth day of each month, the Borrower shall deliver to the Bank a completed Borrowing Base Certificate executed by an Authorized Officer and containing such additional information as may be requested by the Bank from time to time, for the month just ended.

5.2i Receivables and Payables Aging Reports. Semiannually or more frequently as may be requested by the Bank from time to time, within 15 days thereof, a report detailing the aging of the Borrower’s accounts payable and accounts receivable for such month, in form and substance satisfactory to the Bank.

5.2j Inventory Reports. Semiannually or more frequently as may be requested by the Bank from time to time, within 15 days thereof, a report detailing the Value and turnover of the Borrower’s Inventory for such month, in form and substance satisfactory to the Bank.

5.2k Schedule of Major Account Debtors. On or prior to the Seventh Amendment Closing the Borrower shall submit to the Bank for the Bank’s approval, which approval shall not be unreasonably withheld, a listing of major Account Debtors. Schedule 5.2 attached to the Seventh Amendment hereto identifies major Account Debtors as of the Seventh Amendment Closing Date. The Borrower may revise and update Schedule 5.2 from time to time by submitting to the Bank for the Bank’s approval, which approval shall not be unreasonably withheld, a revised listing of the major Account Debtors.

Section 1.05 Amendment to Subsection 6.4(ii) of the Existing Credit Agreement. Subsection 6.4(ii) of the Existing Credit Agreement is hereby amended and restated to read as follows:

(ii) Minimum Consolidated Tangible Net Worth. At all times during the term hereof, the Borrower’s Consolidated Tangible Net Worth shall not be less than:

Period	Minimum Consolidated Tangible Net Worth

From the Closing Date to and including December 30, 2003	$45,000,000

From December 31, 2003 to and including March 30, 2004	An amount equal to the sum of (a) the Minimum Consolidated Tangible Net Worth as set forth immediately above plus (b) 50% of Consolidated Net Income (if positive) for the Fiscal Quarter ending December 31, 2003

From March 31, 2004 through June 30, 2004 and for each successive fiscal period thereafter, each such fiscal period beginning with the last date of a Fiscal Quarter and continuing to the penultimate day of the next Fiscal Quarter.	An amount equal to the sum of (a) the required Minimum Consolidated Tangible Net Worth for the immediately preceding period plus (b) 50% of Consolidated Net Income (if positive) earned during the Fiscal Quarter ending on the first day of the period being tested.

Section 1.06 Amendment to Subsection 6.4(iii) of the Existing Credit Agreement. Subsection 6.4(iii) of the Existing Credit Agreement is hereby amended and restated to read as follows:

(iii) Leverage. Beginning with the Fiscal Quarter ending June 30, 2005, and as at the end of each Fiscal Quarter thereafter, the Borrower’s ratio of Consolidated Total Indebtedness to EBITDA shall not exceed 2.50:1.00.

Section 1.07 Amendment to Subsection 6.4(iv) of the Existing Credit Agreement. Subsection 6.4(iv) of the Existing Credit Agreement is hereby amended and restated to read as follows:

(iv) Consolidated Debt Service Ratio. Beginning with the Fiscal Quarter ending June 30, 2005, and as at the end of each Fiscal Quarter thereafter, the ratio of the Borrower’s EBITDA to Consolidated Debt Service shall not be less than 2.0:1.0.

Section 1.08 Amendment to Section 6.4 of the Existing Credit Agreement. Section 6.4 of the Existing Credit Agreement is hereby amended by amending and restating Section 6.4(v) in its entirety, which shall read as follows:

(v) Minimum EBITDA. Beginning with the Fiscal Quarter ending September 30, 2003, and as at the end of each Fiscal Quarter thereafter, the Borrower shall maintain a minimum EBITDA of at least $100,000.

Section 1.09 No Other Amendments. The amendments to the Existing Credit Agreement set forth herein do not either implicitly or explicitly alter, waive or amend, except as expressly provided in this Amendment, the provisions of the Existing Credit Agreement. The amendments set forth herein do not waive, now or in the future, compliance with any other covenant, term or condition to be performed or complied with nor do they impair any rights or remedies of the Bank under the Existing Credit Agreement with respect to any such violation. Nothing in this Amendment shall be deemed or construed to be a waiver or release of, or a limitation upon, the Bank’s exercise of any of its rights and remedies under the Existing Credit Agreement or any other document or instrument delivered in connection therewith, whether arising as a consequence of any Events of Default which may now exist or otherwise, and all such rights and remedies are hereby expressly reserved.

ARTICLE II

BORROWER’S SUPPLEMENTAL REPRESENTATIONS

Section 2.01 Incorporation by Reference. As an inducement to the Bank to enter into this Amendment, (i) the Borrower hereby repeats and remakes herein, for the benefit of the Bank, the representations and warranties made by the Borrower in Sections 4.1 through 4.23, inclusive, of the Existing Credit Agreement, as amended hereby, except that for purposes hereof such representations and warranties shall be deemed to extend to and cover this Amendment and are remade as of the Seventh Amendment Effective Date, and (ii) the Borrower hereby represents and warrants that on and as the Seventh Amendment Effective Date that no Default or Event of Default has occurred and is continuing.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent. Each of the following shall be a condition precedent to the effectiveness of this Amendment:

(a) The Bank shall have received, on or before the Seventh Amendment Effective Date, the following items, each, unless otherwise indicated, dated on or before the Seventh Amendment Effective Date and in form and substance satisfactory to the Bank:

(i) A duly executed counterpart original of this Amendment;

(ii) A certificate from the Secretary of the Borrower certifying that the Articles of Incorporation and Bylaws of the Borrower previously delivered to the Bank are true, complete, and correct;

(iii) A certificate from the Secretary of the Borrower certifying the corporate resolutions of the Borrower authorizing the execution and delivery of this Amendment and the officers of the Borrower authorized to execute and deliver this Amendment on behalf of the Borrower; and

(iv) A Guaranty and Security Agreement duly executed by Dunkirk, and such other documents, certificates and agreements relating to Dunkirk as the Bank shall reasonably require in its sole discretion.

(v) Such other instruments, documents and opinions of counsel as the Bank shall reasonably require, all of which shall be satisfactory in form and content to the Bank

(b) The following statements shall be true and correct on the Sixth Amendment Effective Date, and the Borrower shall deliver to the Bank a certificate certifying that:

(i) after giving effect to this Seventh Amendment, the representations and warranties made pursuant to this Amendment and in the other Loan Documents, as amended hereby, are true and correct on and as of the Seventh Amendment Effective Date as though made on and as of such date;

(ii) no petition by or against the Borrower or any Subsidiary of the Borrower has at any time been filed under the United States Bankruptcy Code or under any similar act;

(iii) after giving effect to this Seventh Amendment, no Event of Default or event which with the giving of notice, the passage of time or both would become an Event of Default has occurred and is continuing, or would result from the execution of or performance under this Amendment;

(iv) after giving effect to this Seventh Amendment, no material adverse change in the properties, business, operations, financial condition or prospects of the Borrower has occurred which has not been disclosed in writing to the Bank; and

(v) after giving effect to this Seventh Amendment, the Borrower has in all material respects performed all agreements, covenants and conditions required to be performed on or prior to the date hereof under the Existing Credit Agreement and the other Loan Documents.

Section 3.02 Seventh Amendment Effective Date. Upon completion of the conditions set forth in Section 3.01 of this Seventh Amendment, the effective date of this Seventh Amendment is deemed to be September 29, 2003, nunc pro tunc.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Ratification of Terms. Except as expressly amended by this Amendment, the Existing Credit Agreement and each and every representation, warranty, covenant, term and condition contained therein is specifically ratified and confirmed. The Borrower hereby confirms that any collateral for the Obligations, including but not limited to liens, Encumbrances, security interests, mortgages and pledges granted by the Borrower or third parties, shall continue unimpaired and in full force and effect. THE BORROWER EXPRESSLY RATIFIES AND CONFIRMS THE CONFESSION OF JUDGMENT AND WAIVER OF JURY TRIAL PROVISIONS CONTAINED IN THE EXISTING CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 4.02 References. All notices, communications, agreements, certificates, documents or other instruments executed and delivered after the execution and delivery of this Amendment in connection with the Existing Credit Agreement, any of the other Loan Documents or the transactions contemplated thereby may refer to the Existing Credit Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context requires otherwise. From and after the Sixth Amendment Effective Date, all references in the Existing Credit Agreement and each of the other Loan Documents to the Existing Credit Agreement shall be deemed to be references to the Existing Credit Agreement, as amended hereby.

Section 4.03 Incorporation Into Existing Credit Agreement. This Amendment is deemed incorporated into the Existing Credit Agreement. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision of the Existing Credit Agreement, the terms and provisions hereof shall control.

Section 4.04 Counterparts. This Amendment may be executed in different counterparts, each of which when executed by the Borrower and the Bank shall be regarded as an original, and all such counterparts shall constitute one amendment.

Section 4.05 Capitalized Terms. Except for proper nouns and as otherwise defined herein, capitalized terms used herein as defined terms shall have the same meanings herein as are ascribed to them in the Existing Credit Agreement, as amended hereby.

Section 4.06 Taxes. The Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Amendment and such other documents and instruments as are delivered in connection herewith and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 4.07 Costs and Expenses. The Borrower will pay all costs and expenses of the Bank (including, without limitation, the reasonable fees and the disbursements of the Bank’s counsel, Tucker Arensberg, P.C.) in connection with the preparation, execution and delivery of this Amendment and the other documents, instruments and certificates delivered in connection herewith.

Section 4.08 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.

Section 4.09 Headings. The headings of the sections in this Amendment are for purposes of reference only and shall not be deemed to be a part hereof.

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IN WITNESS WHEREOF, the parties hereto, with the intent to be legally bound hereby, have caused this Seventh Amendment to Second Amended and Restated Credit Agreement to be duly executed by their respective proper and duly authorized officers as a document under seal, as of October 20, 2003, and effective nunc pro tunc as of September 29, 2003.

ATTEST:		UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

		By:		(SEAL)
Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Secretary	Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION

By:
		Name:	David B. Gookin
		Title:	Vice President

EXHIBIT A

Borrowing Base Certificate

SCHEDULE 5.2

Major Account Debtors

1.	Carpenter Technology Corporation, and its subsidiaries

2.	General Electric